UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 11, 2012

SMART ONLINE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32634	95-4439334
(Commission File Number)	(IRS Employer Identification No.)

4505 Emperor Blvd., Suite 320 Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

919-765-5000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2012, Mr. Dror Zoreff announced his resignation from his position as chairman of the board of directors of the registrant (the “Board”) effective November 1st, 2012. Mr. Zoreff advised the Board that he was asked and agreed to join a national entrepreneurial consortium effective as of the same date. Mr. Zoreff will continue to serve as a member of the registrant’s Board and chair the Board’s governance committee. The Board accepted Mr. Zoreff’s resignation and has  not elected a new chairman to replace him at this time.

Also, on September 11, 2012, Mr. Zoreff announced his resignation from his position of the registrant’s interim Chief Executive Officer (“CEO”), effective immediately.  In his place, on September 11, 2012 the Board appointed  Mr. Robert M. Brinson, Jr. to serve as the registrant’s new CEO.  Mr. Brinson will be employed by the registrant pursuant to a services agreement with Entre-Strat Consulting LLC (ES) for a one year period.  ES will be paid $168,000 per year.  Mr. Brinson’s individual compensation is dependent upon other factors, including overhead, other resources utilized and other costs of operations.

Mr. Brinson has served as a director of and technology consultant to the registrant since September 2011, during which time he also served as Chair of the Innovation Committee. From 2005 until 2007, Mr. Brinson was a board member and Chief Technology Officer of IntelliScience Corporation, a developer of intelligent multi-modal image analysis systems and software. In 2007, He became a board member and Chief Technology Officer of IP Tank, LLC. Mr. Brinson is currently the Chief Visionary Officer of Apokalyyis, Inc., a developer of advanced data analysis systems for the national defense and healthcare industry, and serves on their Board.  He serves as Chief Technology Officer of Affirm ID, LLC.  Mr. Brinson serves as Chief Technology Officer of IISSEE, LLC, a company specializing in local search solutions, and serves on their Board.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The Company hereby furnishes the following exhibit:

5	Letter
99.1	Press Release dated September 17, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Thaddeus J. Shalek
Name:	Thaddeus J. Shalek
Title:	Chief Financial Officer

Date:  September 17, 2012

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